EXHIBIT 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of NCR Corporation, which is incorporated by reference in NCR Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 20, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

Dayton, Ohio

November 7, 2003